Exhibit 99.1

CRYOMASS PREPARES FOR THE MARKET LAUNCH OF ITS REVOLUTIONARY TRICHOME SEPARATOR

NEWS PROVIDED BY

CryoMass Technologies Inc

Aug 04, 2022, 07:11 ET

FIRST INSTALLATION HEADED TO CALIFORNIA’S CANNABIS PRODUCTION HEARTLAND

DENVER, Aug. 4, 2022 /PRNewswire/ – CryoMass Technologies Inc. (the “Company” or “CryoMass”) (OTCQX: CRYM) is pleased to announce that rigorous testing of its patented cryogenic trichrome separation system has yielded results in all key areas of interest that either met or significantly surpassed pre-testing expectations. The Company is now busily preparing to deliver its first commercial unit to an operating partner based in the heart of the largest cannabis production region of the world’s largest cannabis market, California.

This Monterey-based company manufactures premium extracts for their own brand and several of the more prominent, better-known brands in California. Their extensive expertise in producing high-quality, standardized extracts should prove invaluable as we refine standard operating procedures (SOP) to guide product development for future customers.

Together we are establishing a toll processing station at their sophisticated Monterey facility, where we expect to process cannabis on behalf of some of California’s leading cannabis cultivators, many of which are already close business relationships. The Company is confident this partnership will begin generating revenues in the 4th quarter of 2022 and anticipate a steep ramp-up in revenues throughout 2023.

The CryoMass system enables cannabis and hemp cultivators and processors to optimize and streamline their processes, thus dramatically reducing costs while simultaneously capturing approximately 97% of the active elements and increasing the purity and quality of the products sold to consumers.

CryoMass Director and CEO Christian Noël stated, “Finally, after seven years of engineering, product development, and testing, we are ready to commercialize this exciting new technology. And the demand is incredible. Every week we receive inquiries from cannabis and hemp cultivators and processors from all around the United States and the rest of the world as well. It’s an exciting time for us.”

Noël added, “Our initial target market is North America, especially the United States. We think our first deployment in Monterey will serve to attract cultivators from within a four-hour radius seeking to avail themselves of this “must-have” new cryogenic trichome separation technology. Between Santa Barbara and Monterey, we will be positioned to toll-process for approximately 5,000 cultivation licenses representing 60% of the entire California market. We view this first installation as the perfect venue to showcase the CryoMass system to future customers from all around the globe.”

Testing Phase Highlights

When comparing the results of the patented CryoMass system to traditional trichome separation systems, there is no comparison.

Based on the processing of 25,000 lbs. of biomass, here are the results of our trichome separation system versus nine leading traditional systems that do not and cannot utilize our patented cryogenic, solventless separation process:

CryoMass Versus Traditional Trichome Separation Systems	CryoMass	Traditional Systems
		Average
Biomass processed per hour (lbs.)	1320	60
Separation time in days (based on 12-hour days)	1.6	66
Expected average trichome yield (lbs.)	8,000	1,750
Operating expenses ($)	$2,816	$33,533

*	Traditional systems data was gathered from company websites and from conversations with company representatives

It is important to note that one of the key reasons the CryoMass system is so much more efficient from a process and cost-saving perspective is that it is, to the best of our knowledge, the only continuous-feed separation system while all others are batch-feed systems.

Although the Company’s initial focus is on the cannabis and hemp sector, there is tremendous potential to generate important revenue streams from processing other high-value, trichrome- rich plants where similar cost savings and end-product improvements can be realized.

Here is the video of the continuous-feed CryoMass trichrome separation system in operation that was initially published in May: CLICK HERE TO WATCH THE VIDEO

The common stock of CryoMass Technologies Inc. trades on the OTC QX market under the symbol CRYM. For further information, please contact the Company by email at investors@cryomass.com or by telephone at +1 833 256 2382.

This press release is not an offer of securities, or a solicitation for purchase, subscription or sale of securities in the United States of America or in any other jurisdiction in which it would be unlawful to do so.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, uncertainties and other factors, including risk factors identified in the Company’s SEC filings, and which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, changes in the regulatory environment affecting the sale and use of cannabis or hemp products and of other, potential lines of businesses that the Company will consider entering at a given time, demand for the Company’s products, internal funding and the financial condition of the Company, product roll-out, competition, our dependence upon our commercial partners, variations in the global commodities markets and other commercial matters involving the Company, its products and the markets in which the Company operates or seeks to enter, as well as general economic conditions. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana, as defined in the U.S. Controlled Substances Act, remains a Schedule I drug under the respective act, making it illegal under federal law in the U.S. to, among other things, cultivate, distribute or possess cannabis.

Financial transactions involving proceeds generated by, or intended to promote, cannabis- related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money laundering legislation. Please carefully review the Company’s SEC filings with respect to related risk factor.

SOURCE CryoMass Technologies Inc

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